EXHIBIT 23.1

                        Consent of Deloitte & Touche LLP


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INDEPENDENT AUDITORS' CONSENT


The Boards of Directors
Riverview Bancorp, Inc.
Riverview Savings Bank, FBS
Camas, Washington


We consent to the use in this Registration Statement of Riverview Bancorp, Inc. on Form S-1 of our report dated May 27, 1997 appearing in the Prospectus, which is part of this Registration Statement, relating to the consolidated financial statements of Riverview Savings Bank, FSB and Subsidiary, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" contained in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche

DELOITTE & TOUCHE

Portland, Oregon
June 27, 1997